NEWS RELEASE

NOBLE ENERGY ANNOUNCES STRONG OUTPERFORMANCE WITH
THIRD QUARTER RESULTS
Company also adds two rigs to its U.S. onshore program in fourth quarter

•
Achieved third quarter sales volumes of 425 MBoe/d, an increase of 12 percent over the third quarter of 2015, or an 8 percent increase pro-forma. U.S. oil volumes were up 14 percent pro-forma and Israel volumes set a new quarterly record.

•	Reported third quarter capital expenditures of $297 million, substantially below expectation and reflecting continued operational efficiencies across the business.

•	Reduced LOE on a BOE basis to $3.37, a decrease of 14 percent from the third quarter of last year pro-forma.

•
Commenced production on 43 wells in the DJ Basin during the third quarter, with average proppant per lateral foot increasing to approximately 1,600 pounds. Wells Ranch and East Pony combined production was up 11 percent from the third quarter of 2015.

•
Initiated production on the Company’s fourth operated well within the Delaware Basin, achieving an IP-30 rate of 1,560 Boe/d (333 Boe/d per thousand lateral feet) with 70 percent oil. On a normalized basis, the well is outperforming the historical type curve.

•
Realized significant progress towards sanctioning Leviathan, including the execution of a gas sales agreement for gross volumes of up to 350 MMcf/d (total volume of 1.6 Tcf) to the National Electric Power Company of Jordan. The gross contract revenues are estimated to be approximately $10 billion.

•
Commenced the startup of two major offshore projects, the Gunflint oil development in the Gulf of Mexico and the non-operated B3 compression platform at the Alba field in West Africa. Production for both projects has exceeded expectations.

•
Increased liquidity at the end of the quarter to $5.8 billion, comprised of $1.8 billion of cash and a $4.0 billion undrawn credit facility. Included in the cash balance was nearly $300 million resulting from a distribution from Noble Midstream Partners LP following its successful initial public offering.

HOUSTON (November 1, 2016) -- Noble Energy, Inc. (NYSE: NBL) (“Noble Energy” or “the Company”) today announced results for the third quarter of 2016, including a reported net loss attributable to Noble Energy of $144 million, or $0.33 per diluted share. The adjusted net loss(1) attributable to Noble Energy for the quarter was $30 million, or $0.07 per diluted share, which excludes the impact of certain items typically not considered by analysts in formulating estimates. Adjusted EBITDAX(1) was $645 million.

David L. Stover, Noble Energy’s Chairman, President and CEO, commented, “Once again, the strength of our high-quality asset base and operational execution was on display in the third quarter. This was demonstrated by our continued outstanding production performance and cost control. Other recent strategically significant highlights include the successful IPO of the Noble Midstream business, the separation of our Marcellus Joint Venture, and the signing of the first sizable export contract to support Leviathan development. Year to date, we have operated our business within organic cash flows while also monetizing nearly $1.5 billion in assets. Improving our balance sheet has positioned our business for activity acceleration and allowed us to pay down debt. We have already added an additional two rigs to our Texas assets in the fourth quarter and I would expect that we will further increase activity in the near future. Tremendous performance has ensured a bright future for Noble Energy.”

The Company sold quarterly volumes of 425 thousand barrels of oil equivalent per day (MBoe/d) during the third quarter of 2016. Total sales volumes were higher by 12 percent compared to the third quarter of 2015, or 8 percent pro-forma for the Rosetta Resources Inc. merger (completed in late July 2015). Production volumes for the third quarter were 427 MBoe/d, which differed from sales volumes due largely to the timing of liftings in West Africa.

(1) A Non-GAAP measure, see attached Reconciliation Schedules

Liquids comprised 43 percent of third quarter 2016 volumes, with 29 percent being crude oil and condensate and 14 percent natural gas liquids (NGLs). Natural gas accounted for the remaining 57 percent. Total oil volumes of 123 thousand barrels per day were meaningfully above expectation and were primarily driven by outperformance in the DJ Basin, Gulf of Mexico, and West Africa business units. U.S. onshore sales volumes for the quarter were 270 MBoe/d, up 5 percent compared to the third quarter of 2015 pro-forma. Global offshore sales volumes, including the Gulf of Mexico and West Africa, totaled 103 MBoe/d, an increase of 21 percent compared to the third quarter of 2015. This increase was primarily driven in the Gulf of Mexico by major project contributions from Big Bend, Dantzler and Gunflint, all of which came online in the last 12 months. Sales volumes in Israel were 313 MMcfe/d, establishing a new quarterly record for the Company.

Nearly all cost items for the quarter were below the Company’s expectations. Lease operating expenses (LOE) were significantly lower at $3.37 per barrel of oil equivalent (BOE), a reduction of 14 percent compared to the third quarter of 2015 pro-forma. LOE per BOE benefited from strong third quarter sales volumes and lower than normal workover activity. Transportation and gathering expenses totaled $2.88 per BOE while depreciation, depletion and amortization expenses for the quarter were $15.87 per BOE. General and Administrative costs for the quarter were $95 million, down $15 million from the third quarter of last year pro-forma.

Exploration expense for the quarter was $125 million and included $81 million of leasehold impairment due to the write-off of certain leases in the Gulf of Mexico and the Falkland Islands. These items were adjustments to the Company’s net loss for the third quarter of 2016. Additional adjustments to net loss included unrealized commodity derivative losses, primarily related to existing crude oil hedging positions, and the tax effect of the gain to be recorded on the sell-down of Tamar working-interest.

The Company’s overall reported income tax rate for the quarter was 49 percent. Following removal of the adjustment items to the Company’s net loss, the adjusted effective tax rate was 72 percent, reflecting current tax expense of $37 million and a deferred benefit of $113 million.

Third quarter capital expenditures were $297 million, substantially below expectation and reflecting continued operational efficiencies across the business. Nearly 85 percent of the Company’s capital program was allocated to U.S. onshore development activities. Included in Noble Energy’s capital was $8 million related to capital expenditures for Noble Midstream Partners LP (NBLX). Following the successful IPO of NBLX, Noble Energy holds approximately 55 percent of NBLX’s limited partnership units. Financial results for NBLX are fully consolidated into Noble Energy’s financial statements, with adjustments for the non-controlling interest (reflecting public ownership of approximately 45%) made on the income statement and balance sheet.

OPERATIONS UPDATE
DJ BASIN
Sales volumes averaged 113 MBoe/d in the third quarter of 2016.  Liquids represented 68 percent of DJ Basin volumes (49 percent crude oil and condensate and 19 percent NGLs) and 32 percent was natural gas.  Horizontal production represented 97 MBoe/d, up 6 percent from the third quarter of 2015. Combined volumes for Wells Ranch and East Pony averaged 59 MBoe/d during the quarter, up 11 percent from the third quarter of last year.

Highlights include:

•
Drilled 23 wells at an average lateral length of over 9,000 feet, with all of the wells drilled in the third quarter located in Wells Ranch and East Pony. Set a new long lateral drilling record (9,853 lateral feet) with a spud to rig release of 4.75 days.

•
Commenced production on 43 wells, with an average lateral length of nearly 6,000 feet. Thirteen of the wells were located in East Pony, 22 wells in Wells Ranch, and 8 wells in the Mustang IDP area. Each utilized slickwater completion fluid with an average proppant concentration of over 1,600 pounds per lateral foot.

•
A major contributor to the Company’s oil volume growth for the quarter were the East Pony wells which commenced production. For those wells that reached cumulative production of at least 30 days, the East Pony wells averaged 147 Boe/d per 1,000 lateral foot, with over 70 percent of the volumes being crude oil.

•
Closed on the acreage exchange transaction with PDC Energy in September. The Company received approximately 11,700 net acres in Wells Ranch (a 20 percent increase) in exchange for approximately 13,500 net acres primarily in the Bronco area, located southwest of Wells Ranch.

•	The Company exited the quarter with 28 wells drilled but uncompleted and two rigs operating.

TEXAS (EAGLE FORD AND PERMIAN)
Sales volumes of 61 MBoe/d were achieved in the third quarter of 2016, an increase of 11 percent from the third quarter of 2015 on a pro-forma basis. Liquids represented 64 percent of the total (26 percent crude oil and condensate and 38 percent NGLs), while natural gas accounted for the remaining 36 percent. Eagle Ford production made up 84 percent of the volumes with the Permian delivering the remaining 16 percent. During the third quarter, 33 Eagle Ford wells were shut-in for up to one month to perform offset fracs.

In the fourth quarter 2016, Noble Energy added two rigs to its Texas development programs. One rig was added to each of the Delaware and Eagle Ford areas, increasing the total Texas rig count to 4 (2 in the Delaware and 2 in the Eagle Ford).

Highlights include:

•
Drilled and commenced production on 6 wells (5 in the Eagle Ford and 1 in the Delaware). The Permian well drilled in the quarter was the Company’s first long lateral in the Delaware Basin, which was 7,750 feet in lateral length.

•
The Johnny Ringo 9 3H well, a Wolfcamp A well in the Delaware Basin, with a lateral length of 4,691 feet, was completed using slickwater and 2,500 pounds of proppant per lateral foot. The well has achieved an IP-30 rate of 1,560 Boe/d (or 333 Boe/d per thousand lateral feet) with 70 percent oil. On a normalized basis, the well is outperforming the historical type curve.

•
Commenced production on 5 Lower Eagle Ford wells in the Gates Ranch area. The wells had a lateral spacing of approximately 500 feet, an average lateral length of 5,860 feet, and an average IP-30 of 3,128 Boe/d (or 534 Boe/d per thousand lateral feet). The wells had proppant concentrations of approximately 2,000 pounds per lateral foot and cluster spacing of 40 feet. On a normalized basis, these wells are also outperforming the historical type curve.

•
Closed on the sale of approximately 11,000 non-core acres in the Eagle Ford for $68 million at the end of the quarter. The acreage sold included small positions in La Salle, Atascosa, Live Oak and Dimmit counties where we had not engaged in drilling activity since the merger with Rosetta Resources Inc.

•	There were 39 wells drilled but uncompleted (25 in the Eagle Ford and 14 in the Delaware) at the end of the quarter.
MARCELLUS SHALE
Sales volumes in the Marcellus Shale averaged 557 million cubic feet of natural gas equivalent per day (MMcfe/d) in the third quarter of 2016, an increase of 13 percent over the same quarter of last year. Natural gas represented 89 percent of the volumes sold, with the majority of the remainder composed of NGLs.

Highlights include:

•	No wells were drilled or commenced production in the third quarter.

•
Completed 6 wells during the quarter and exited the quarter with 73 wells drilled but uncompleted in the Joint Venture (Noble Energy with 50 percent working interest). After separation of the Joint Venture as announced on October 31, 2016, Noble Energy held a 100 percent working interest in 20 drilled but uncompleted wells.

•
CONE Midstream Partners gathered gross volumes averaging approximately 1.2 billion cubic feet per day during the quarter, an increase of approximately 19 percent from the same quarter in the previous year.

EASTERN MEDITERRANEAN
Israel sales volumes averaged 313 MMcfe/d, a record for the Company and an increase of 3 percent versus the third quarter of last year. The higher volumes were primarily driven by greater displacement of coal for natural gas in Israel’s power generation sector and growth from industrial customers, as well as strong seasonal weather demand.

Highlights include:

•	Continued strong operations and reservoir performance at Tamar, as the asset reached a cumulative 1 Tcf of gas sold since first production in 2013.

•
Executed agreement to sell 3 percent working interest in Tamar in early July for $369 million pre-tax (implied $12.3 billion gross valuation). Closing of the transaction is expected in the middle part of the fourth quarter.

•
Continued progress in marketing gas from the Leviathan field. Executed gas sales contract to supply gross volumes of up to 350 MMcf/d of natural gas (a total volume of 1.6 Tcf) from Leviathan to NEPCO of Jordan for consumption in power production facilities over a 15-year term. The gross contract revenues are estimated to be approximately $10 billion.

•	Continued front-end engineering and design for the Leviathan production platform.
GULF OF MEXICO
Sales volumes in the Gulf of Mexico averaged 29 MBoe/d, an increase of 143 percent compared to the same quarter of last year. Crude oil and condensate represented 84 percent of third quarter 2016 volumes, with 5 percent NGLs and 11 percent natural gas.

Highlights include:

•
The Gunflint oil development commenced production in mid-July. The field contributed 6 MBoe/d, net to Noble Energy in the quarter, higher than expected as a result of strong field ramp-up and additional open capacity on the Gulfstar One host facility.

•	The Company was named the operator of the Thunder Hawk production facility in September. Thunder Hawk hosts production from Big Bend and Dantzler.
WEST AFRICA
Sales volumes in West Africa averaged 74 MBoe/d, containing 32 percent crude oil and condensate, 9 percent NGLs, and 59 percent natural gas. Production volumes for the third quarter were 76 MBoe/d, higher than sales volumes due largely to the timing of liftings.

Highlights include:

•	Commenced production in July from the non-operated B3 compression platform at the Alba field. A peak gross gas production rate of 950 MMcf/d was the highest daily rate achieved in the last 4 years.
GUIDANCE
Driven primarily by accelerated onshore drilling programs, Noble Energy has raised fourth quarter capital expenditures to be $425 to $475 million. More than 70 percent of the fourth quarter spend will be allocated to the U.S. onshore assets, where the Company is now running 6 rigs, including 2 each in the Delaware, DJ Basin, and Eagle Ford. The remaining capital is primarily related to development drilling for a new well at Tamar in Israel, which will provide additional production reliability.

Noble Energy has maintained its prior fourth quarter guidance of between 400 and 410 MBoe/d, with an increase in the oil percentage. This reflects underlying enhanced production from the DJ and Gulf of Mexico assets versus prior expectation, as well as the impact of certain asset divestitures not previously anticipated. Fourth quarter guidance reflects lower volumes of approximately 7 MBoe/d as the result of the following:

•	The Marcellus JV separation (7 MBoe/d lower, assuming a November 2016 closing)

•	A non-core asset sale in the Eagle Ford (2 MBoe/d lower)

•	Timing of the Tamar transaction (2 MBoe/d higher).

The Company lowered LOE and G&A guidance for the fourth quarter, as reflected in the supplemental slides for the quarterly webcast which are available on the Company’s website.

WEBCAST INFORMATION
Noble Energy, Inc. will host a live audio webcast at 8:00 a.m. Central time tomorrow, November 2, 2016. The webcast link is accessible on the ‘Investors’ page at www.nobleenergyinc.com. A replay will be available on the website.

Noble Energy (NYSE: NBL) is an independent oil and natural gas exploration and production company with a diversified high-quality portfolio of both U.S. unconventional and global offshore conventional assets spanning three continents. Founded more than 80 years ago, the company is committed to safely and responsibly delivering our purpose: Energizing the World, Bettering People’s Lives®. For more information, visit www.nobleenergyinc.com.

Investor Contacts
Brad Whitmarsh
(281) 943-1670
Brad.Whitmarsh@nblenergy.com

Megan Repine
(832) 639-7380
Megan.Repine@nblenergy.com

Media Contacts:
Reba Reid
(713) 412-8441
media@nblenergy.com

Paula Beasley
(281) 876-6133
media@nblenergy.com

This news release contains certain “forward-looking statements” within the meaning of federal securities law. Words such as “anticipates”, “believes”, “expects”, “intends”, “will”, “should”, “may”, “estimates”, and similar expressions may be used to identify forward-looking statements. Forward-looking statements are not statements of historical fact and reflect Noble Energy’s current views about future events. They may include estimates of oil and natural gas reserves, estimates of future production, assumptions regarding future oil and natural gas pricing, planned drilling activity, future results of operations, projected cash flow and liquidity, business strategy and other plans and objectives for future operations. No assurances can be given that the forward-looking statements contained in this news release will occur as projected and actual results may differ materially from those projected. Forward-looking statements are based on current expectations, estimates and assumptions that involve a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks include, without limitation, the volatility in commodity prices for crude oil and natural gas, the presence or recoverability of estimated reserves, the ability to replace reserves, environmental risks, drilling and operating risks, exploration and development risks, competition, government regulation or other actions, the ability of management to execute its plans to meet its goals and other risks inherent in Noble Energy’s business that are discussed in its most recent annual report on Form 10-K and in other reports on file with the Securities and Exchange Commission (“SEC”). These reports are also available from Noble Energy’s offices or website, http://www.nobleenergyinc.com. Forward-looking statements are based on the estimates and opinions of management at the time the statements are made. Noble Energy does not assume any obligation to update forward-looking statements should circumstances, management’s estimates, or opinions change.

This news release also contains certain non-GAAP measures of financial performance that management believes are good tools for internal use and the investment community in evaluating Noble Energy’s overall financial performance. These non-GAAP measures are broadly used to value and compare companies in the crude oil and natural gas industry. Please see the attached schedules for reconciliations of the differences between any historical non-GAAP measures used in this news release and the most directly comparable GAAP financial measures.

Schedule 1
Noble Energy, Inc.
Summary Statement of Operations
(in millions, except per share amounts, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues
Crude Oil and Condensate	$461	$438	$1,291	$1,352
Natural Gas	347	293	916	785
Natural Gas Liquids (1)	74	52	204	127
Income from Equity Method Investees	28	36	70	60
Total Revenues	910	819	2,481	2,324
Operating Expenses
Lease Operating Expense	131	133	412	419
Production and Ad Valorem Taxes	30	28	73	89
Transportation and Gathering Expense (1)	113	86	335	207
Marketing and Processing Expense, Net	20	10	58	25
Exploration Expense	125	203	376	308
Depreciation, Depletion and Amortization	621	539	1,859	1,444
General and Administrative	95	109	293	308
Other Operating Expense, Net	25	178	8	285
Total Operating Expenses	1,160	1,286	3,414	3,085
Operating Loss	(250)	(467)	(933)	(761)
Other Expense (Income)
(Gain) Loss on Commodity Derivative Instruments	(55)	(267)	53	(331)
Interest, Net of Amount Capitalized	86	71	242	183
Other Non-Operating (Income) Expense, Net	(1)	(12)	3	(20)
Total Other Expense (Income)	30	(208)	298	(168)
Loss Before Income Taxes	(280)	(259)	(1,231)	(593)
Income Tax (Benefit) Provision	(137)	24	(486)	(180)
Net Loss Including Noncontrolling Interests	$(143)	$(283)	$(745)	$(413)
Less: Net Income Attributable to Noncontrolling Interests (2)	1	—	1	—
Net Loss Attributable to Noble Energy	$(144)	$(283)	$(746)	$(413)

Net Loss Attributable to Noble Energy Per Share of Common Stock
Loss Per Share, Basic	$(0.33)	$(0.67)	$(1.73)	$(1.05)
Loss Per Share, Diluted	$(0.33)	$(0.67)	$(1.73)	$(1.05)

Weighted Average Number of Shares Outstanding
Basic	430	420	430	392
Diluted	430	420	430	392
(1) Certain of our revenue received from purchasers was historically presented with deductions for transportation, gathering, fractionation or processing costs. Beginning in 2016, we have changed our presentation to no longer include these expenses as deductions from revenue. These costs are now included within transportation and gathering expense and prior year amounts have been reclassified to conform to the current presentation.
(2) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 2, 2016.

On July 20, 2015, we completed the merger with Rosetta Resources Inc. (Rosetta or Rosetta Merger) and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

Schedule 2
Noble Energy, Inc.
Condensed Balance Sheets
(in millions, unaudited)

	September 30, 2016	December 31, 2015
ASSETS
Current Assets
Cash and Cash Equivalents	$1,819	$1,028
Accounts Receivable, Net	486	450
Commodity Derivative Assets	120	582
Other Current Assets	352	216
Total Current Assets	2,777	2,276
Net Property, Plant and Equipment	19,105	21,300
Other Noncurrent Assets	587	620
Total Assets	$22,469	$24,196
LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities
Accounts Payable - Trade	$786	$1,128
Other Current Liabilities	742	677
Total Current Liabilities	1,528	1,805
Long-Term Debt	7,854	7,976
Deferred Income Taxes	2,103	2,826
Other Noncurrent Liabilities	1,139	1,219
Total Liabilities	12,624	13,826
Total Shareholders' Equity	9,545	10,370
Noncontrolling Interests (1)	300	—
Total Equity	9,845	10,370
Total Liabilities and Equity	$22,469	$24,196
(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. The public's ownership interest in NBLX is reflected as a noncontrolling interest in the financial statements.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 2, 2016.

Schedule 3
Noble Energy, Inc.
Condensed Statement of Cash Flows
(in millions, unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Cash Flows From Operating Activities
Net Loss(1)	$(143)	$(283)	$(745)	$(413)
Adjustments to Reconcile Net Loss to Net Cash Provided by Operating Activities
Depreciation, Depletion and Amortization	621	539	1,859	1,444
Asset Impairments	—	—	—	43
Dry Hole Cost	(9)	135	105	154
Undeveloped Leasehold Impairment	81	—	81	—
Gain on Extinguishment of Debt	—	—	(80)	—
Loss on Asset Due to Terminated Contract	(3)	—	44	—
Deferred Income Tax (Benefit) Provision	(285)	68	(699)	(244)
Loss (Gain) on Commodity Derivative Instruments	(55)	(267)	53	(331)
Net Cash Received in Settlement of Commodity Derivative Instruments	132	284	454	683
Stock Based Compensation	21	31	61	69
Non-cash Pension Termination Expense	—	60	—	81
Other Adjustments for Noncash Items Included in Income	44	63	92	74
Net Changes in Working Capital	210	(110)	(171)	(74)
Net Cash Provided by Operating Activities	614	520	1,054	1,486
Cash Flows From Investing Activities
Additions to Property, Plant and Equipment	(352)	(621)	(1,164)	(2,519)
Cash Acquired in Rosetta Merger	—	61	—	61
Additions to Equity Method Investments	(2)	(21)	(8)	(86)
Proceeds from Divestitures and Other	19	—	786	151
Net Cash Used in Investing Activities	(335)	(581)	(386)	(2,393)
Cash Flows From Financing Activities
Dividends Paid, Common Stock	(43)	(80)	(129)	(214)
Proceeds from Issuance of Noble Energy Common Stock, Net of Offering Costs	—	—	—	1,112
Proceeds from Issuance of Noble Midstream Common Units, Net of Offering Costs	299	—	299	—
Repayment of Credit Facility	—	(74)	—	(74)
(Repayment) Proceeds from Long Term Debt, Net	—	(12)	17	(12)
Repayment of Capital Lease Obligation	(12)	(20)	(39)	(49)
Other	(4)	(3)	(25)	(11)
Net Cash Provided by (Used In) Financing Activities	240	(189)	123	752
Increase (Decrease) in Cash and Cash Equivalents	519	(250)	791	(155)
Cash and Cash Equivalents at Beginning of Period	1,300	1,278	1,028	1,183
Cash and Cash Equivalents at End of Period	$1,819	$1,028	$1,819	$1,028
(1) The Company consolidates Noble Midstream Partners LP (NBLX), a publicly traded subsidiary of Noble Energy, as a variable interest entity for financial reporting purposes. For the three and nine months ended September 30, 2016, Net Loss includes Net Income Attributable to Noncontrolling Interests in NBLX.

These financial statements should be read in conjunction with the financial statements and the accompanying notes and other information included in Noble Energy's Quarterly Report on Form 10-Q to be filed with the Securities and Exchange Commission on November 2, 2016.

On July 20, 2015, we completed the merger with Rosetta and the associated cash flows are included in our operations beginning on July 21, 2015. The results of these cash flows attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 4
Noble Energy, Inc.
Volume and Price Statistics
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
Sales Volumes	2016	2015	2016	2015
Crude Oil and Condensate (MBbl/d)
United States	99	83	99	73
Equatorial Guinea	22	27	25	29
Other International	—	—	—	1
Total consolidated operations	121	110	124	103
Equity method investee - Equatorial Guinea	2	2	2	2
Total	123	112	126	105
Natural Gas Liquids (MBbl/d)
United States	55	49	56	34
Equity method investee - Equatorial Guinea	7	6	5	5
Total	62	55	61	39
Natural Gas (MMcf/d)
United States	874	741	902	658
Israel	310	303	284	254
Equatorial Guinea	261	231	230	221
Total	1,445	1,275	1,416	1,133
Total Sales Volumes (MBoe/d)
United States	299	255	304	217
Israel	52	51	48	43
Equatorial Guinea	65	65	64	66
Other International	—	—	—	1
Total consolidated operations	416	371	416	327
Equity method investee - Equatorial Guinea	9	8	7	6
Total sales volumes (MBoe/d)	425	379	423	333

Total sales volumes (MBoe)	39,095	34,907	115,816	90,804

Price Statistics - Realized Prices
Crude Oil and Condensate ($/Bbl)(1)
United States	$41.23	$42.42	$37.23	$46.02
Equatorial Guinea	43.73	45.99	40.74	52.15
Other International	—	—	—	55.52
Total	$41.67	$43.30	$37.94	$47.79
Natural Gas Liquids ($/Bbl)(1)
United States	$14.70	$11.37	$13.38	$13.77
Natural Gas ($/Mcf)(1)
United States	$2.38	$2.01	$2.00	$2.20
Israel	5.22	5.39	5.19	5.39
Equatorial Guinea	0.27	0.27	0.27	0.27
Total	$2.61	$2.50	$2.36	$2.54
(1) Average realized prices do not include gains or losses on commodity derivative instruments.

On July 20, 2015, we completed the merger with Rosetta and the associated volumes and price statistics are included in our operations beginning on July 21, 2015. The results of these volumes and prices attributable to Rosetta will affect the comparability of our results to prior periods.

Schedule 5
Noble Energy, Inc.
Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to
Adjusted (Loss) Income Attributable to Noble Energy (Non-GAAP)
(in millions, except per share amounts, unaudited)

Adjusted (loss) income attributable to Noble Energy (Non-GAAP) should not be considered an alternative to, or more meaningful than, net loss attributable to Noble Energy (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that adjusted (loss) income attributable to Noble Energy is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe this Non-GAAP measure is used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure, adjusted (loss) income attributable to Noble Energy may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of adjusted (loss) income attributable to Noble Energy may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Loss Attributable to Noble Energy (GAAP)	$(144)	$(283)	$(746)	$(413)
Adjustments to Net Loss
Loss on Commodity Derivative Instruments, Net of Cash Settlements	77	17	507	352
Loss on Asset Due to Terminated Contract	(3)	—	44	—
Purchase Price Allocation Adjustment [1]	—	—	(25)	—
Gain on Debt Extinguishment [2]	—	—	(80)	—
Well Cost Related to Expiration of Exploration License [3]	—	—	26	—
Loss on Divestitures	—	—	23	—
Undeveloped Leasehold Impairment [4]	81	—	81	—
Other Adjustments [5]	20	160	43	251
Total Adjustments Before Tax	175	177	619	603
Current Income Tax Effect of Adjustments [6]	111	(11)	111	(20)
Deferred Income Tax Effect of Adjustments [6]	(172)	27	(345)	(149)
Adjustments to Net Loss, After Tax	$114	$193	$385	$434
Adjusted (Loss) Income Attributable to Noble Energy (Non-GAAP)	$(30)	$(90)	$(361)	$21

Net Loss Attributable to Noble Energy Per Share, Diluted (GAAP)	$(0.33)	$(0.67)	$(1.73)	$(1.05)
Adjusted (Loss) Income Attributable to Noble Energy Per Share, Diluted (Non-GAAP)	$(0.07)	$(0.21)	$(0.84)	$0.05

Weighted Average Number of Shares Outstanding, Diluted	430	420	430	395

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]	Amount relates to a tax adjustment recorded to the purchase price allocation related to the Rosetta Merger.

[2]	Amount relates to the early tendering of senior notes assumed in the Rosetta Merger.

[3]	Amount relates to the license from our 2011 Dolphin discovery in Eastern Mediterranean.

[4]	Amount relates to the write-off of several leases in deepwater Gulf of Mexico and offshore Falkland Islands of $56 million and $25 million, respectively.

[5]
Amount for 2016 primarily relates to loss on sale of other assets, stacked drilling rig charges, and deferred compensation plan. Amount for the three months ended September 30, 2015 primarily relates to Rosetta merger expenses of $71 million, pension plan expense of $67 million, corporate restructuring of $21 million, stacked drilling rig of $13 million, by offset by deferred compensation plan of $12 million. Amount for the nine months ended September 30, 2015 primarily relates to pension plan expense of $88 million, Rosetta merger expenses of $73 million, asset impairments of $43 million, corporate restructuring of $39 million, stacked drilling rig of $20 million, offset by deferred compensation plan of $12 million.

[6]
Amount represents the income tax effect of adjustments, determined for each major tax jurisdiction for each adjusting item, including the impact of timing and magnitude of divestiture activities (such as the recognition of a gain on our 3% Tamar divestiture in Eastern Mediterranean) and the change in the indefinite reinvestment assertion related to accumulated undistributed earnings of foreign subsidiaries.

Schedule 6
Noble Energy, Inc.
Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to Adjusted (Loss) Income Attributable to Noble Energy (Non-GAAP) and Adjusted EBITDAX (Non-GAAP)
(in millions, unaudited)

Adjusted Earnings Before Interest Expense, Income Taxes, Depreciation, Depletion and Amortization, and Exploration Expenses (Adjusted EBITDAX) (Non-GAAP) should not be considered an alternative to, or more meaningful than, net loss attributable to Noble Energy (GAAP) or any other measure as reported in accordance with GAAP. Our management believes, and certain investors may find, that Adjusted EBITDAX is beneficial in evaluating our operating and financial performance because it eliminates the impact of certain noncash and/or nonrecurring items that management does not consider to be indicative of our performance from period to period. We believe these Non-GAAP measures are used by analysts and investors to evaluate and compare our operating and financial performance across periods. As a performance measure. Adjusted EBITDAX may be useful for comparison of earnings to forecasts prepared by analysts and other third parties. However, our presentation of Adjusted EBITDAX may not be comparable to similar measures of other companies in our industry.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Net Loss Attributable to Noble Energy (GAAP)	$(144)	$(283)	$(746)	$(413)
Adjustments to Net Loss, After Tax [1]	114	193	385	434
Adjusted (Loss) Income Attributable to Noble Energy (Non-GAAP)	(30)	(90)	(361)	21

Adjustments to Adjusted Net Loss (Income) Attributable to Noble Energy
Depreciation, Depletion, and Amortization	621	539	1,859	1,444
Exploration Expense [2]	44	203	269	308
Interest, Net of Amount Capitalized	86	71	242	183
Current Income Tax Expense [3]	37	(34)	102	84
Deferred Income Tax Benefit [3]	(113)	42	(354)	(95)
Adjusted EBITDAX (Non-GAAP)	$645	$731	$1,757	$1,945

NOTE:
On July 20, 2015, we completed the merger with Rosetta and the results of operations attributable to Rosetta are included in our consolidated income statement of operations beginning on July 21, 2015. The results of these operations attributable to Rosetta will affect the comparability of our financial results to prior periods.

[1]	See Schedule 5: Reconciliation of Net Loss Attributable to Noble Energy (GAAP) to Adjusted (Loss) Income Attributable to Noble Energy (Non-GAAP) for calculation.

[2]	Represents remaining Exploration Expense after reversal of Adjustments to Net Loss, After Tax, above.

[3]	Represents remaining Income Taxes after reversal of Adjustments to Net Loss, After Tax, above.

Capital Expenditures
(in millions, unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015
Capital Expenditures (Accrual Based)	$297	—	$664	—	$935	—	$2,325
Increase in Capital Lease Obligations [4]	5		29		5		60
Total Capital Expenditures (Accrual Based) [5]	$302		$693		$940		$2,385

[4]	Represents estimated construction in progress to date on US operating assets and corporate buildings.

[5]	Includes capital expenditures from our publicly traded subsidiary, Noble Midstream Partners LP, of $8 million for the three months ended September 30, 2016.